INTERNATIONAL SECURITIES EXCHANGE DELIVERS RECORD RESULTS FOR FULL YEAR AND FOURTH QUARTER 2005

Fourth Quarter Financial Highlights

  Diluted earnings per share of $0.26 on a GAAP basis, $0.27 excluding non-operating charges
  Net income increases 64.5% to $10.0 million
  Average daily volume of 2.1 million equity and index options contracts
  Revenues up 15.3% to $40.1 million
  Pre-tax margin of 46.7% on a GAAP basis, 48.2% excluding non-operating charges

NEW YORK, January 31, 2006 -- The International Securities Exchange, Inc. (NYSE:ISE) today reported that net income for the quarter ended December 31, 2005 increased 64.5% to a record $10.0 million, or $0.26 per share on a fully diluted basis. This compares to $6.1 million, or $0.18 per share on a fully diluted basis, in the same period in 2004. Included in net income for the fourth quarters of 2005 and 2004 were non-operating charges of $0.6 million, or $0.01 per share, related to the Company's secondary offering and its reorganization into a holding company structure. Excluding these charges, ISE's operating net income increased 59.7% to $10.6 million, or $0.27 per share on a fully diluted basis. A full reconciliation of our non-operating items is included in this release.

Total revenues for the quarter increased 15.3% to $40.1 million versus $34.8 million in the prior year. The average daily volume of equity and index options contracts traded increased 29.5% to 2.1 million contracts as compared to 1.6 million contracts in the year-ago quarter.

"We posted record results across the board and traded more than two million contracts per day on average for the quarter," said David Krell, ISE's President and Chief Executive Officer. "Our core business continues to expand at double-digit rates as equity options and other derivative products are increasingly embraced by investors as integral components of their investment and risk management strategies. Our expertise in delivering unique products, as well as our price leadership and exceptional customer service, have once again made us the destination of choice for retail and institutional investors," said Krell.

"Our exceptional trading platform distinguishes us from the competition and has enabled us to remain the market leader in what is unquestionably the most dynamic and innovative segment of the financial services industry today," continued Krell. "As we look ahead in 2006, opportunities in the institutional sector of our business together with our initiatives in information-market data and index options will enable us to further leverage and grow our business."

Fourth Quarter Results

Revenues

Total revenues for the fourth quarter of 2005 increased 15.3% to $40.1 million principally due to increased trading volumes. This compares to revenues of $34.8 million in the same period last year.

  Transaction fee revenues increased 27.2% to $28.9 million in the fourth quarter from $22.7 million last year due to increased trading volumes.

  Other member fees decreased 10.7% to $5.6 million from $6.3 million last year due to lower interest on installment sales of our Class B-2 memberships.

  Market data revenues declined 7.5% to $4.3 million as compared to $4.6 million in the fourth quarter 2004 due to a decrease in our share of trades printed which is the basis for the allocation of OPRA market data revenues.

  Other revenues increased 13.2% to $1.4 million as compared to $1.2 million last year primarily due to higher interest income on higher cash balances.

Expenses

Total expenses for the fourth quarter of 2005 decreased 6.2% to $21.4 million as compared to $22.8 million in the fourth quarter last year.

  Compensation and benefits expenses decreased 13.9% to $9.1 million primarily due to lower incentive compensation partially offset by increased headcount.

  Technology and communications expenses decreased 24.1% to $3.4 million primarily due to lower expenses for our trading system and network.

  Occupancy expenses increased 4.2% to $1.2 million primarily due to higher operating costs associated with our business continuity site.

  Professional fees increased 50.0% to $2.5 million primarily due to $0.6 million of non-operating expenses associated with our secondary offering. We also incurred $0.4 million of legal fees arising from ongoing litigation associated with our decision to trade certain exchange traded funds without a license. Revenues that we have earned trading these products have more than offset these legal fees.

  Marketing and business development expenses decreased 1.5% to $1.1 million.

  Depreciation and amortization expenses were essentially unchanged at $1.5 million.

  Other expenses increased 48.5% to $2.6 million primarily due to fees we pay for trading licensed products. Fees that we incur to trade licensed products increased $0.4 million to $1.4 million for the quarter. These fees are more than offset by surcharges we charge members for trading licensed products which are included in our transaction fee revenues.

  Reorganization costs for the quarter were $34.0 thousand as compared to $559.0 thousand in the fourth quarter of 2004.

Income, Margins and Taxes

Pre-tax income increased 56.0% to $18.7 million versus $12.0 million last year.  Our pre-tax margin for the fourth quarter increased to 46.7% from 34.5% last year. Our operating pre-tax margins, which exclude our non-operating charges, increased to 48.2% in the fourth quarter of 2005 from 36.1% a year ago.

Our tax rate decreased to 46.8% for the fourth quarter as compared to 49.6% last year.  Our tax rate was significantly higher last year due to higher levels of non-deductible reorganization expenses.

Net income for the fourth quarter increased 64.5% to $10.0 million from $6.1 million in the prior year quarter.

Full Year 2005 Results

For the year, average daily volume of equity and index options increased 24.3% to 1.8 million contracts traded as compared to 1.4 million equity and index options contracts traded in the prior year. Revenues increased 16.4% to $145.9 million from $125.4 million last year. Net income increased 35.1% to $35.3 million as compared to $26.2 million in the same period in 2004. Earnings per share on a fully diluted basis were $0.93 as compared to $0.77 per share on a fully diluted basis in the prior year. Excluding our non-operating charges, diluted earnings per share for 2005 were $0.96 as compared to $0.83 in the year ago period. Included in 2005 results are non-operating charges of $1.2 million, or $0.03 per share, related to the Company's secondary offering and its reorganization into a holding company structure. Included in 2004 results are non-operating charges of $2.1 million, or $0.06 per share, related to the Company's reorganization into a holding company structure.

Balance Sheet

As of December 31, 2005, ISE had cash and cash equivalents of $170.9 million, total assets of $280.5 million, and stockholders' equity of $185.0 million. There were approximately 37.0 million shares of common stock outstanding.

Fourth Quarter Business Highlights

  ISE was the largest equity options exchange for the fourth quarter of 2005 based on total equity options trading.

  ISE set a new monthly average daily volume record of 2.3 million equity and index options contracts traded for the month of October and a new average daily volume record of 2.1 million equity and index options contracts traded for the quarter.

  On December 8, 2005, ISE completed its secondary offering of Class A common stock. The offering consisted of 8,000,000 shares of Class A common stock priced at $30.00 per share. All of the shares were sold by existing stockholders. ISE did not receive any proceeds from this offering.

  On November 10, 2005, ISE announced that it intends to pay a regular quarterly cash dividend on its Class A common stock for fiscal year 2006. The amount of the dividend will be announced during the first quarter of 2006.

  On November 10, 2005, ISE announced its intent to join the Consolidated Tape Association and Consolidated Quotation Plans, or CTA/CQ Plans, and the Over-the-Counter/Unlisted Trading Privileges Plan, or OTC/UTP Plan, in order to be able to report stock transactions to the ticker-tape. On November 17, 2005, ISE joined the OTC/UTP Plan; its CTA/CQ membership is still pending.

  On November 8, 2005, ISE and SuperDerivatives® announced a marketing and sales alliance to jointly promote their products and services.

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Transaction fees	$ 28,852	$ 22,677	$ 102,046	$ 83,081
Other member fees	5,634	6,308	21,739	22,875
Market data	4,260	4,606	18,039	17,211
Other	1,395	1,232	4,063	2,206
Total revenues	40,141	34,823	145,887	125,373

Expenses:
Compensation and benefits	9,141	10,620	36,567	33,507
Technology and communications	3,412	4,497	13,648	16,266
Occupancy	1,164	1,117	4,492	4,026
Professional fees	2,477	1,651	6,886	4,048
Marketing and business development	1,113	1,130	3,949	3,685
Depreciation and amortization	1,489	1,504	6,017	3,980
Other	2,573	1,733	8,859	6,044
Reorganization	34	559	339	2,107
Total expenses	21,403	22,811	80,757	73,663

Income before provision for income taxes	18,738	12,012	65,130	51,710
Provision for income taxes	8,778	5,958	29,783	25,547
Net income	$ 9,960	$ 6,054	$ 35,347	$ 26,163

Earnings per share:
Basic	$ 0.27	$ 0.19	$ 0.99	$ 0.81
Diluted	$ 0.26	$ 0.18	$ 0.93	$ 0.77

Weighted average number of shares outstanding:
Basic	36,803	32,139	35,849	32,139
Diluted	38,976	33,921	37,947	33,921

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except per share amounts)

	December 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$170,927	$44,847
Accounts receivable, net	35,048	29,787
Income tax receivable	-	11,332
Securities owned	9,890	4,980
Other current assets	2,745	6,655
Total current assets	$218,610	$97,601

Securities owned	7,244	22,199
Accounts receivable	587	6,426
Fixed asset, net	29,205	32,757
Deferred tax asset, net	22,333	15,835
Other assets	2,517	2,761
Total assets	280,496	177,579

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable, accrued expenses and other liabilities	15,406	8,434
Compensation and benefits payable	8,371	14,520
Deferred revenue	4,687	4,365
Income taxes payable	372	-
Payment for order flow payable	12,233	13,258
Total current liabilities	41,069	40,577

Deferred revenue	50,238	50,594
Other liabilities	4,211	4,949
Total liabilities	95,518	96,120

STOCKHOLDERS' EQUITY	184,978	81,459

Total liabilities & stockholders' equity	$280,496	$177,579

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2005	2004
	(unaudited)
Cash flows from operating activities:
Net income	$35,347	$26,163
Adjustments to reconcile net income to cash provided by/(used in) operating activities:
Depreciation and amortization	6,017	3,980
Stock based compensation	4,825	85
Deferred taxes	(6,498)	(8,943)
Unrealized (gain)/loss on securities owned and available for sale securities, net	(357)	(1,030)
Excess tax benefits from share-based payment arrangements	(4,011)	-

(Increase)/decrease in operating assets:
Accounts receivable, net	578	6,666
Income tax receivable	11,332	(9,237)
Securities owned	5,398	(5,975)
Other assets	4,084	(4,711)
Increase/(decrease) in operating liabilities:
Accounts payable and accrued expenses	6,972	(118)
Compensation and benefits payable	(6,149)	7,272
Income tax payable	4,383	-
Deferred revenue	(34)	15,502
Payment for order flow payable	(1,025)	651
Marketing fund payable	-	(519)
Other liabilities	(738)	1,231
Net cash provided by operating activities	60,124	31,017

Cash flows from investing activities:
Purchase of fixed assets	(2,395)	(26,079)
Sale of fixed assets	-	252
Purchase of available for sale securities	-	(39,855)
Maturities of available for sale securities	4,990	24,895
Net cash provided by/(used in) investing activities	2,595	(40,787)

Cash flows from financing activities:
Dividend	(11,784)	(11,070)
Net proceeds from initial public offering	70,739	-
Proceeds from options exercised	395
Excess tax benefits from share-based payment arrangements	4,011	-
Net cash provided by/(used in) financing activities	63,361	(11,070)

Increase in cash and cash equivalents	126,080	(20,840)
Cash and cash equivalents, beginning of period	44,847	65,687
Cash and cash equivalents, end of period	$170,927	$44,847

INTERNATIONAL SECURITIES EXCHANGE, INC.
KEY STATISTICAL INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Trading Days	63	64	252	252
Average daily trading volume: (1) (2)
Equity Options
Total U.S. industry equity options traded (in thousands)	6,387	4,699	5,433	4,300
Our equity options traded (in thousands)	2,035	1,590	1,763	1,432
Our market share of equity options traded	31.9%	33.8%	32.4%	33.3%
Index Options
Total U.S. industry index options traded (in thousands)	619	422	536	390
Our index options traded (in thousands)	24	-	18	-
Our market share of index options traded	3.9%	-	3.4%	-
Our member total trading volume (sides, in thousands): (3)
Customer	105,679	84,156	370,772	282,367
Firm proprietary	25,579	15,278	84,288	53,464
Market maker	128,142	104,167	442,332	385,875
Total Sides	259,400	203,601	897,392	721,706
Our market share of total industry trading: (4)
Customer	30.7%	30.4%	30.3%	27.5%
Firm proprietary	22.7%	20.5%	22.0%	20.1%
Market maker	30.1%	34.3%	31.5%	36.1%
Revenue:
Average transaction fee per side (5)	$0.11	$0.11	$0.11	$0.12
Average transaction fee per revenue side (6)	$0.17	$0.18	$0.18	$0.18
Our trades: (7)
Average contracts per trade	18.1	16.3	17.8	17.3
Average trades per day (in thousands)	114.0	97.4	100.3	82.8
Total trades (in thousands)	7,183	6,232	25,269	20,858
Our market share of industry trade volume	32.7%	36.8%	33.8%	35.0%
Our listed issues: (8)
Average number of issues traded during the period	795	678	743	655
Our Members (average number trading during period)
PMMs	10	10	10	10
CMMs	138	135	136	135
EAMs	97	93	95	95
Total	245	238	241	240
Employees at end of period	185	151	185	151

(1) Represents single counted contract volume. For example, a transaction of 500 contracts on our exchange is counted as a single 500 contract transaction for purposes of calculating our volumes, even though we may receive transaction fees from parties on both sides of the transaction, one side of a transaction, or in some cases, neither side of a transaction.

(2) Our market share is calculated based on the number of contracts executed on our exchange as a percentage of total industry contract volume.

(3) Represents each side of a buy or sell transaction. For example, a transaction of 500 contracts on our exchange is counted as two sides of 500 contracts, representing a buy and a sell transaction. We do not currently receive transaction fees from non-broker-dealer customer sides, except for options on our premium products.

(4) Represents our market share of total U.S. industry equity and index trading for members trading on our exchange based on contract trading volume.

(5) Average transaction fee per side is calculated by dividing our transaction fees by the total number of sides executed on our exchange. We have charged our members for executing non-broker-dealer customer orders on our exchange except for options on our premium products. Comparing our average transaction fee per side to our average transaction fee per revenue side reflects the negative effect of our fee waivers or reductions on our revenues, on a per side basis. For the three months ended December 31, 2005 and 2004, we have waived and discounted $7,767 and $6,494 of our fees, respectively. For the year ended December 31, 2005 and 2004, we have waived and discounted $27,502 and $21,551 of our fees, respectively.

(6) Our average transaction fee per revenue side reflects the transaction fee we charge to our market participants per our publicly available pricing schedules. These schedules were part of rule proposals that became effective upon filing pursuant to Section 19(b)(3)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Securities and Exchange Commission may abrogate such rule proposals within 60 days of filing if it determines that such action is necessary or appropriate in the public interest, for the protection of investors or otherwise in furtherance of the purposes of the Exchange Act.

(7) Members can have several contracts per trade. Trades represent the number of trades cleared through The Option Clearing Corporation, or the OCC. Market data revenue is generated on a per trade basis, not on a contract basis.

(8) By "issues" we mean the number of securities underlying our options. We trade multiple options series on each underlying security.

GAAP to Non-GAAP Reconciliation

In an effort to provide investors with additional information regarding the Company's results as determined by U.S. generally accepted accounting principles, or GAAP, the Company also discloses certain non-GAAP information which management believes provides useful information to investors. Management reviews this non-GAAP financial measurement when evaluating the Company's financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measures should be considered in the context with our GAAP results.

Within this press release, the Company has disclosed its net income amounts excluding certain non-operating charges. These non-operating charges relate to expenses incurred in connection with its reorganization into a holding company structure as well as professional fees incurred related to its secondary offering. The Company did not sell any additional shares in the secondary offering; therefore, any cost incurred is treated as an expense. In addition, its reorganization and secondary offering costs are not-deductible for tax purposes; thereby, increasing its effective tax rate.

INTERNATIONAL SECURITIES EXCHANGE, INC.
GAAP TO NON GAAP RECONCILIATION
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

GAAP Net income, as reported	$ 9,960	$ 6,054	$ 35,347	$ 26,163
Add back reorganization costs	34	559	339	2,107
Add back secondary offerring costs (included in professional fees)	569	-	902	-
Operating net income, as adjusted	10,563	6,613	36,588	28,270

GAAP Diluted earnings per share, as reported	$ 0.26	$ 0.18	$ 0.93	$ 0.77
Add back non-operating charges	0.01	0.01	0.03	0.06
Operating diluted earnings per share, as adjusted	$ 0.27	$ 0.19	$ 0.96	$ 0.83

GAAP Income before provision for income taxes, as reported	18,738	12,012	65,130	51,710
Add back reorganization costs	34	559	339	2,107
Add back secondary offering costs (included in professional fees)	569	-	902	-
Operating income before provision for income taxes, as adjusted	19,341	12,571	66,371	53,817
Total revenues	40,141	34,823	145,887	125,373

GAAP Operating pre-tax margins, as reported	46.7%	34.5%	44.6%	41.2%
Operating pre-tax margins, as adjusted	48.2%	36.1%	45.5%	42.9%

Activity Assessment and SEC Activity Remittance

The Company, through The Options Clearing Corporation, or OCC, pays the SEC fees pursuant to Section 31 of the Exchange Act.  These fees are designed to recover the costs to the government for supervision and regulation of securities markets and securities professionals.  The Company, through OCC, in turn, collects these fees from its members.  Currently, the Company records the amount receivable from its members and payable to the SEC on a gross basis on its consolidated statements of financial condition and records these fees on a net basis on its consolidated statements of income as it has no impact to net income.  Going forward, the Company intends to show these fees on a gross basis on its consolidated statements of income.

Earnings Conference Call

ISE will host a conference call to discuss its fourth quarter and full year 2005 results at 11:00 a.m. Eastern Time today. The conference call will be web cast and can be accessed on the Investor Relations section of ISE's web site at www.iseoptions.com. An investor presentation that will be referenced during the call will be posted to the web site. Investors can also listen to the conference call by calling (866) 825-3308 and dialing the participant passcode 35235128. An archived recording of the call will be available from 1:00 p.m. on January 31, 2006 until midnight on February 1, 2006 and can be accessed by calling (888) 286-8010 and dialing the participant passcode 38362840. An archived replay of the call will be available on the Investor Relations section of the Company's web site at www.iseoptions.com.

ISE Background

The International Securities Exchange, the world's largest equity options exchange, was founded on the principle that technology fosters and infuses new efficiencies and operational innovations into securities trading. After developing an innovative market structure that integrated auction market principles into an advanced screen-based trading system, ISE launched the first fully electronic US options exchange in May 2000. ISE continually enhances its trading systems to provide investors with the best marketplace to execute their options orders.

For more information about ISE, its products and its technology, visit www.iseoptions.com.

CONTACT:

Investors:

Thomas Gibbons

International Securities Exchange

212-897-8167

tgibbons@iseoptions.com

Media:

Bruce D. Goldberg

International Securities Exchange

212-897-8168

bgoldberg@iseoptions.com

This press release contains "forward looking statements." These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our registration statements on Form S-1, current reports on Form 8-K and quarterly reports on Form 10-Q, as amended.

-ISE-